SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NOTICE OF 2003 ANNUAL MEETING OF SHAREOWNERS

Time:	10:30 a.m., Eastern Daylight Time, Friday, April 25, 2003
Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware
Record Date:	Shareowners at the close of business on February 27, 2003 are entitled to vote
Matters to be voted on:

•        Election of five directors for terms expiring at the 2006 annual meeting of shareowners;

•        Executive Management Incentive Plan (Effective January 1, 2003);

•        Ratification of our Audit Committee’s selection of our independent auditors for 2003;

•        Shareowner proposals, if properly presented at the meeting; and

•        Any other business properly before the meeting and any adjournments of it.

We urge you to grant a proxy.

Please sign, date and return the enclosed proxy card. If you are a shareowner of record, you can grant a proxy over the telephone or internet by following the instructions on the proxy card. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person.

This notice of meeting and accompanying proxy statement are

first being sent to our shareowners on or about March 26, 2003.

PROXY STATEMENT

FOR ANNUAL MEETING OF

SHAREOWNERS

to be held 10:30 a.m., Eastern Daylight Time, April 25, 2003 at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

We are furnishing this proxy statement to our shareowners in connection with our 2003 annual meeting of shareowners.

Our board of directors is soliciting your proxy to vote your shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors. This proxy statement and the accompanying form of proxy are first being sent to our shareowners on or about March 26, 2003.

The mailing address for our principal executive offices is Post Office Box 723040, Atlanta, Georgia 31139-0040.

Voting Your Shares

You are entitled to vote your shares of stock at the annual meeting if our records show that you held your shares as of the close of business on February 27, 2003, the date our board has selected as the record date for this meeting. At that time, a total of 450,352,869 shares of common stock and 366,528 shares of voting preferred stock were outstanding and entitled to vote. Each share of stock has one vote. The accompanying proxy card shows the number of shares you are entitled to vote.

Shareowners at the annual meeting will consider the election of directors and the other items listed on the preceding page. You may vote in favor of all nominees for director or you may withhold your vote from some or all of the nominees. For all other proposals, you may vote for or against, or you may abstain from voting.

You may vote in person at the annual meeting, or you may grant a proxy by signing, dating and returning the proxy card in the postage-paid envelope provided.

All of our shareowners of record also have the option of granting a proxy by telephone or internet. Look at your proxy card or the information forwarded by your bank, broker or other holder of record for instructions. Telephone and internet proxy facilities will close at 9:00 a.m., Eastern Daylight Time, on April 25, 2003. You are a shareowner of record if your stock was registered in your name on February 27, 2003.

Your shares will be voted as you instruct. The persons named as proxies on the proxy card will vote as recommended by our board of directors on any matter for which you have not given instructions. The board’s recommendations appear on page 3.

We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. If any other matters properly come before the annual meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

If the annual meeting is adjourned, your shares will be voted when the meeting is reconvened as well, unless you have revoked your proxy.

Revoking Your Proxy

Here is how you may revoke your proxy and change your votes any time before your proxy is voted:

•	Give written notice of revocation to our Secretary prior to the annual meeting;

•	Change your vote by granting a later-dated proxy. To do this, sign, date and deliver a later-dated proxy card prior to the meeting or, prior to 9:00 a.m., Eastern Daylight Time, on April 25, 2003, shareowners of record can grant a later proxy by telephone or on the internet; or

•	Come to the annual meeting and vote your shares in person.

Quorums and Vote Counting

The annual meeting requires a quorum, which for this meeting means that a majority of the shares issued and outstanding at the record date are represented at the meeting. If you grant a proxy or attend the meeting in person, your shares will be counted to determine whether a quorum is present, even if you abstain from voting on some or all matters introduced at the meeting. “Broker nonvotes” also count for quorum purposes.

If you hold your shares through a broker, bank or other nominee, generally the nominee may vote the shares it holds for you in accordance with your instructions. However, if the nominee has not received your instructions within ten days of the meeting, the nominee may vote in its discretion only on matters that the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker nonvote” on that matter.

The five nominees for director who receive the highest vote totals will be elected as directors. All other matters must be approved by a majority of the votes cast by shareowners who are present or represented and entitled to vote at the annual meeting. Abstentions and broker nonvotes are counted as present and entitled to vote, but they are not counted as votes for or against any proposal.

American Stock Transfer & Trust Company is our transfer agent and will tabulate all proxies and votes for the annual meeting.

Costs of Proxy Solicitation

We are paying the costs of the proxy solicitation. These costs include charges of brokers, banks, fiduciaries and custodians for forwarding proxy materials to their principals and obtaining their proxies. Additionally, some of our directors, officers or employees may solicit proxies by mail, telephone or personal contact. None of these solicitors will receive any additional or special compensation for doing this.

Recommendations of the Board of Directors

FOR the election of the following persons to the board of directors to serve until the 2006 annual meeting:

Howard G. Buffett

Marvin J. Herb

Steven J. Heyer

Jean-Claude Killy

Lowry F. Kline

FOR approval of the Executive Management Incentive Plan (Effective January 1, 2003);

FOR ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the 2003 fiscal year; and

AGAINST three shareowner proposals, if presented at the meeting.

Principal Shareowners

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock.* The number of shares is as of February 27, 2003.

Name	Number of Shares Owned	Percent of Class
The Coca-Cola Company	168,956,718	37.52%
One Coca-Cola Plaza Atlanta, Georgia 30313

Summerfield K. Johnston, Jr.	33,187,303	7.37%
2500 Windy Ridge Parkway Atlanta, Georgia 30339

*	The following table shows shares of our voting preferred stock, issued without registration in connection with a bottler acquisition. This voting preferred stock represents, in the aggregate, approximately 0.8% of the aggregate voting power of all shares. The table presents the number of such shares beneficially owned by each person known to us as having beneficial ownership, as of February 27, 2003, of more than five percent of our outstanding voting preferred stock.
Name	Number of Shares Owned	Percent of Class
J. Daniel Keenan	129,640	35.4%
3112 Briarwood
Grand Island, NE

J. Michael Keenan	112,248	30.6%
804 10th Street
Bellingham, WA

J. Patrick Keenan	119,640	32.6%
200 Platte Oasis Parkway
North Platte, NE

1.    Election of Directors

Nominees

Our board of directors is authorized to have a maximum of 16 members. Approximately one-third of the board is elected each year for a three-year term. The term of each director expires at the third annual meeting of our shareowners occurring after that director’s election, when that director’s successor shall have been duly elected and qualified.

Our bylaws disqualify anyone who has reached the age of 70 from being nominated or renominated for election as director.

The board has nominated Howard G. Buffett, Marvin J. Herb, Steven J. Heyer, Jean-Claude Killy and Lowry F. Kline for terms expiring at our 2006 annual meeting of shareowners. Mr. Buffett has consented to be nominated for another term, but has stated that it is his intention to serve only one year of that term. In the event Mr. Buffett steps down, the board, at that time, can either appoint a successor to serve the balance of his term or leave his seat unfilled.

Dr. Johnnetta B. Cole, a member of our board since 1990, elected to retire from the board at the end of her current term, which will expire at our 2003 annual meeting of shareowners. Following the 2003 annual meeting the seat previously held by Dr. Cole will remain vacant until such time the board determines either to fill the vacancy or eliminate the unfilled seat.

Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is located, or reduce the size of the board to eliminate the unfilled seat.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the election of Howard G. Buffett, Marvin J. Herb, Steven J. Heyer, Jean-Claude Killy and Lowry F. Kline as directors for terms expiring at the 2006 annual meeting of shareowners, and until their respective successors are elected and qualified.

Information Concerning the Nominees and the Incumbent Directors

The information below is given as of March 12, 2003.

Nominees for Election

To Term Expiring 2006

Howard G. Buffett

Mr. Buffett is President of BioImages, a photography publishing company, and also, since December 1999, President of The Howard G. Buffett Foundation, a charitable foundation. He was Chairman of the Board of Lindsay Manufacturing Co., a manufacturer of agricultural irrigation products, until January 2003. He was Chairman of the Board of The GSI Group, a manufacturer of agricultural equipment, from June 1996 to September 2001. He is also a director of Berkshire Hathaway, Inc., a holding company, and ConAgra Foods, Inc., a branded food company. He has been a member of our board of directors since 1993. Age 48.

Marvin J. Herb

Mr. Herb has been Chairman of HERBCO L.L.C. since July 2001. Before that, he was president and director of Herbco Enterprises Inc., a Coca-Cola bottler, until it was acquired by Coca-Cola Enterprises in July 2001. He has been a member of our board of directors since April 2002. Age 65.

Steven J. Heyer

Mr. Heyer has been President and Chief Operating Officer of The Coca-Cola Company since December 2002. He had been Executive Vice President of The Coca-Cola Company since April 2001 and President and Chief Operating Officer, Coca-Cola Ventures, since March 2001. Prior to that, Mr. Heyer had been President and Chief Operating Officer of Turner Broadcasting Systems, Inc., an AOL Time Warner broadcasting company, since 1996. He has been a member of our board of directors since 2001. Age 50.

Jean-Claude Killy

Mr. Killy was Chairman and Chief Executive Officer of The Company of the Tour de France, an organizer and promoter of sporting events, from 1994 to 2001, and was Chairman of the Board of Coca-Cola Entreprise SAS, our French bottler, from 1993 to October 1999. Mr. Killy is a director of Amaury Sport Organization, an organizer of recreational, cultural, and sporting activities, and The Philippe Amaury Editions, S.A., a publisher, and serves as a member of the International Olympic Committee. Mr. Killy won three gold medals in Alpine skiing events at the 1968 Winter Olympics in Grenoble. He has been a member of our board of directors since 1997. Age 59.

Lowry F. Kline

Mr. Kline has served as Chairman of our board of directors since April 2002. He has been our Chief Executive Officer since April 2001. He was Vice Chairman of the board from April 2000 to April 2002. Prior to that he had been Executive Vice President and Chief Administrative Officer from April 1999 to April 2000. He was Executive Vice President and General Counsel from October 1997 until July 1999. He has been a member of our board of directors since 2000. Age 62.

Incumbent Directors

Terms Expiring 2005

John L. Clendenin

Mr. Clendenin has been Chairman Emeritus of BellSouth Corporation, a telecommunications holding company, since 1997. He is a director of Equifax Inc., a credit information provider; The Kroger Co., a retail grocery chain; The Home Depot, Inc., a retailer of home improvement products; Powerwave Technologies, a manufacturer of radio amplifier equipment; and Acuity Brands, Inc., a producer of lighting equipment and chemicals. He has been a member of our board of directors since 1986. Age 68.

John E. Jacob

Mr. Jacob has been Executive Vice President—Global Communications of Anheuser-Busch Companies, Inc., a brewer, since July 2002 and a director of that company since 1990. He was Executive Vice President and Chief Communications Officer from 1994 to 2002. He is a director of Morgan Stanley Dean Witter & Co., an investment banking firm. He has been a member of our board of directors since 1986. Age 68.

Summerfield K. Johnston, Jr.

Mr. Johnston has been Chairman of our board’s executive committee since April 2002, and was Chairman of our board of directors from October 1997 until April 2002 and our Chief Executive Officer from December 1991 until April 1998 and from January 2000 through April 2001. He was Vice Chairman of the board from December 1991 to October 1997. Mr. Johnston is a director of SunTrust Banks, Inc., a bank holding company. He has been a member of our board of directors since 1991. Age 70.

Deval L. Patrick

Mr. Patrick has been Executive Vice President and General Counsel of The Coca-Cola Company since April 2001 and Corporate Secretary since January 2003. From 1999 until 2001, he had been Vice President and General Counsel of Texaco, Inc. a petroleum company, now ChevronTexaco Corp. Prior to that, he had been a partner with the Boston law firm of Day, Berry & Howard since 1997, and had been Assistant Attorney General of the United States and Chief of the United States Justice Department’s Civil Rights Division from 1994 until 1997. Mr. Patrick is a director of Reebok International, Ltd., a manufacturer of athletic footwear and apparel. He has been a member of our board of directors since 2001. Age 46.

Incumbent Directors

Term Expiring 2004

John R. Alm

Mr. Alm has been Chief Operating Officer of Coca-Cola Enterprises since October 1999 and President since January 2000. Prior to that, he was Executive Vice President and Principal Operating Officer from April 1999 to October 1999; Executive Vice President and Chief Financial Officer from October 1997 until April 1999; and Senior Vice President and Chief Financial Officer from December 1991 to October 1997. He has been a member of our board of directors since 2001. Age 57.

J. Trevor Eyton

Senator Eyton, formerly President, Chief Executive Officer and now a director of Brascan Corporation, a natural resources, integrated power systems, real estate development and management, and financial services company, since October 1979. Senator Eyton has also been a member of the Senate of Canada since 1990. Senator Eyton is also a director of Noranda Inc., a mining and metals company; and Imax Corporation, a theater projection and sound system company. He was a director of Coca-Cola Beverages Ltd. until its acquisition by Coca-Cola Enterprises in 1997. He has been a member of our board of directors since 1998. Age 68.

Gary P. Fayard

Mr. Fayard has been Executive Vice President, since February 2003, and Chief Financial Officer, since December 1999, of The Coca-Cola Company; prior to that he had been Senior Vice President and Chief Financial Officer since December 1999 and had been Vice President and Controller since July 1994. He is a director of Panamerican Beverages, Inc. and an alternate director of Coca-Cola FEMSA, both companies being Latin American bottlers of Coca-Cola. He has been a member of our board of directors since 2001. Age 50.

L. Phillip Humann

Mr. Humann has been Chairman of the Board, President and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, since March 1998. He is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer. He has been a member of our board of directors since 1992. Age 57.

Paula G. Rosput

Ms. Rosput has been Chairman of AGL Resources Inc., a regional energy services holding company, since February 2002, and President and Chief Executive Officer since August 2000. She has been Chairman of Atlanta Gas Light Company, a natural gas distributor, since November 2000; she was Chairman, President and Chief Executive Officer of Atlanta Gas Light Company from August 2000 until November 2000 and President and Chief Operating Officer of that company from September 1998 until November 2000. Prior to that, she had been President and Chief Executive Officer of Duke Energy Power Services, LLC, from 1997 until September 1998. Ms. Rosput is a director of Circuit City Stores, Inc., a consumer electronics retailer, and Air Products and Chemicals, Inc., an industrial gas and related industrial process equipment business. She has been a member of our board of directors since 2001. Age 46.

Meetings of our Board of Directors and Committees

In 2002, the board of directors held five meetings. Each director attended at least 75 percent of the total of all meetings of the board and each committee on which he or she served.

Committees of our Board of Directors

The board of directors has the following standing committees. The members of each committee are identified in the right-hand column:

Affiliated Transaction Committee

Reviews, considers, and negotiates on behalf of Coca-Cola Enterprises any proposed merger or consolidation with, or purchase of an equity interest or assets, other than in the ordinary course of business, from, any entity in which The Coca-Cola Company has a 20 percent or greater equity or other ownership interest, and which transaction has an aggregate value exceeding $10 million; considers whether any proposed transaction described above should be approved by shareowners by a percentage vote in excess of or in addition to any vote required by law.

John E. Jacob (Chairman) John L. Clendenin Johnnetta B. Cole J. Trevor Eyton

The Affiliated Transaction Committee met once in 2002.

Audit Committee

Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements, ethics programs and legal compliance and other matters the board deems appropriate. See the Report of the Audit Committee included in this proxy statement.

In accordance with the rules of the New York Stock Exchange, the board has determined that each member of the Audit Committee is independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards.

The Audit Committee met five times in 2002.

L. Phillip Humann (Chairman) John L. Clendenin J. Trevor Eyton Paula G. Rosput

Capital Projects Review Committee

Reviews and approves all proposed capital projects for property, plant and equipment where the amount involved for a specific project is $5 million or more; capital projects exceeding $10 million require approval of the board.

John R. Alm Gary P. Fayard Lowry F. Kline

The Capital Projects Review Committee took action by written consent ten times in 2002.

Governance and Compensation Committee

Reviews and recommends corporate governance policies and issues; reviews the performance of the chief executive officer, chief operating officer and, where appropriate, other senior officers; in consultation with the chief executive officer also evaluates and recommends candidates for senior executive positions as they may become vacant.

Recommends to the board of directors candidates for election to the board and reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; also considers candidates for election to the board submitted by shareowners.

Reviews and approves all salary arrangements, including annual and long-term incentive awards and other remuneration, for officers; responsible for administration of stock option and restricted stock plans, incentive plans, and other compensation plans.

John L. Clendenin (Chairman) Howard G. Buffett J. Trevor Eyton L. Phillip Humann John E. Jacob Paula G. Rosput

The Governance and Compensation Committee was established at the December 17, 2002 meeting of the board, combining the functions of the Committee on Corporate Governance, the Committee on Directors and the Compensation Committee. During 2002, the Committee on Corporate Governance met three times, the Committee on Directors took action by written consent once, and the Compensation Committee met three times and took action by written consent three times.

Executive Committee

Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.

Summerfield K. Johnston, Jr. (Chairman) Howard G. Buffett Steven J. Heyer L. Phillip Humann Lowry F. Kline

The Executive Committee met once and took action by written consent three times in 2002.

Public Issues Review Committee

Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public.	Howard G. Buffett (Chairman) Johnnetta B. Cole Jean-Claude Killy Lowry F. Kline Deval L. Patrick

The Public Issues Review Committee met once in 2002.

Retirement Plan Review Committee

Reviews administration of all employee retirement plans and the financial condition of all trusts and other funds established under these plans.	John E. Jacob (Chairman) Howard G. Buffett Gary P. Fayard Marvin J. Herb

The Retirement Plan Review Committee met once in 2002.

Compensation of Directors

Our outside directors are each paid a $65,000 annual retainer, meeting fees of $1,000 for each board meeting attended and, except for the Chairman (even if an outside director) and outside directors who are employed by The Coca-Cola Company, meeting fees of $1,000 for each committee meeting attended. Outside directors who are not employed by The Coca-Cola Company also receive a $3,000 annual retainer for each board committee chaired. An “outside director” is neither an officer nor an employee of Coca-Cola Enterprises.

We also reimburse all outside directors for reasonable expenses of attending a meeting of the board or a committee. Directors who are officers or employees of Coca-Cola Enterprises receive only reimbursement of expenses incurred in attending out-of-town meetings.

Outside directors and the Chairman are participants in a deferred compensation plan. For participants who do not own one percent or more of our common stock, one-third or all meeting fees and $15,000 of the annual retainer are automatically credited to deferred compensation accounts, valued as if they were invested in our common stock. Participants who own one percent or more of our common stock (referred to in the plan as “qualifying directors”) and other participants may also make voluntary deferrals of their retainer and meeting fees, valued as if either invested in our common stock or a cash account. The account of each participant who is not a qualifying director is also credited with shares of phantom stock having a value of $16,000 on the first trading day of the year, and a qualifying director may elect whether to have this amount credited in the form of phantom stock or treated as if invested in cash.

On February 3, 2003, each outside director (other than Marvin Herb) was granted options to buy 7,500 shares of our common stock at $21.9450, the average of the high and low trading prices on the New York Stock Exchange for that day. One-third of the options vest on the first, second and third anniversaries of the grant date. The options remain exercisable until February 3, 2013 unless the director leaves the board before then, in which event they will expire five years after a director has left the board because of disability or inability to stand for another term because of reaching retirement age. If the director leaves for any other reason, the options expire in one year. Directors owning one percent or more of our common stock were given the opportunity to elect to receive share appreciation rights in lieu of a stock option grant for 2003. As noted above, Mr. Herb elected to receive a grant of 7,500 shares of phantom stock, which grant has the same terms and conditions with respect to vesting and exercise periods as the 2003 stock option grants.

Security Ownership of Directors and Officers

The following table shows the number of shares of our common stock and of the common stock of The Coca-Cola Company beneficially owned, as of February 27, 2003, unless otherwise indicated, by:

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table on page 21; and

•	the directors and executive officers as a group.

Each person has sole investment and voting power for the shares shown, unless otherwise indicated in the footnotes.

	Number of Shares Beneficially Owned
	Our Common Stock		Coca-Cola Stock
Name	Number of Shares Owned	Percentage of Class	Number of Shares Owned	Percentage of Class
John R. Alm(1)	1,994,653	*	2	*
Howard G. Buffett(2)(3)	56,093	*	26,762	*
John L. Clendenin(3)(4)	73,353	*	0	*
Johnnetta B. Cole(3)(5)	40,523	*	500	*
J. Trevor Eyton(6)	21,322	*	0	*
Gary P. Fayard(7)	5,027	*	366,301	*
Norman P. Findley, III(8)	491,180	*	20,945	*
Marvin J. Herb(9)	18,603,782	4.13%	251,000	*
Steven J. Heyer(10)	8,417	*	669,888	*
L. Phillip Humann(3)(11)	40,001	*	40	*
John E. Jacob(3)(12)	75,225	*	0	*
Summerfield K. Johnston, Jr.(13)	33,187,303	7.37%	90,400	*
Summerfield K. Johnston, III(14)	2,155,146	*	49,304	*
Jean-Claude Killy(15)	44,402	*	5,000	*
Lowry F. Kline(16)	1,041,867	*	0	*
Deval L. Patrick(17)	6,791	*	311,717	*
Paula G. Rosput(18)	5,375	*	250	*
G. David Van Houten, Jr.(19)	856,031	*	2,964	*
All directors and executive officers as a group (21 persons), including those directors and nominees named above(20)	60,215,251	13.37%	1,763,719	*

Unless otherwise noted, amounts are as of February 27, 2003 for our stock and as of February 21, 2003 for Coca-Cola stock.

*	Less than one percent.

(1)        Includes 10,775 shares of our common stock owned by his wife, 450 shares held in a family foundation of which he is a trustee, options to acquire 967,965 shares of our common stock that are now exercisable or that will be exercisable within 60 days from the date of this table, 140,000 restricted shares of our common stock that are subject to forfeiture, 58,489 shares of our common stock held in trust through our Matched Employee Savings and Investment Plan, and 40,056 share units of our common stock credited to his account under our Supplemental Matched Employee Savings and Investment Plan. Includes 2 share units of Coca-Cola stock credited to his account under our Supplemental Matched Employee Savings Investment Plan.

(2)        Includes 15,000 shares of our common stock owned jointly with his wife, 45 shares held by his son, and his stock unit account balance in our directors’ deferred compensation plan that will be paid in 13,798 shares of our common stock upon distribution from the plan. Includes 26,696 shares of Coca-Cola stock owned jointly with his wife and 66 shares held by his son.

(3)        With respect to Dr. Cole and Messrs. Buffett, Clendenin, Humann and Jacob, beneficial ownership as reported in the table includes 27,250 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(4)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 38,103 shares of our common stock upon distribution from the plan.

(5)        Includes her stock unit account balance in the directors’ deferred compensation plan that will be paid in 12,748 shares of our common stock upon distribution from the plan. Includes 500 shares of Coca-Cola stock held jointly with Arthur Robinson, Jr.

(6)        Includes 1,500 shares held indirectly, 15,500 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, and his stock unit account balance in the directors’ deferred compensation plan that will be paid in 4,322 shares of our common stock upon distribution from the plan.

(7)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 2,527 shares of our common stock upon distribution from the plan and 2,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Includes 75,000 shares of Coca-Cola stock that are subject to performance criteria, 267,938 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable on or before April 30, 2003, 14,000 Coca-Cola shares that are subject to transfer restrictions, 2,780 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan, and 1,500 share units of Coca-Cola stock credited to his account under The Coca-Cola Company Supplemental Benefit Plan.

(8)        Includes options to acquire 370,366 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 45,000 restricted shares of our common stock that are subject to forfeiture, 5,488 shares of our common stock held in trust through our Matched Employee Savings and Investment Plan, 1,046 share units of our common stock credited to his account under our Supplemental Matched Employee Savings and Investment Plan. Includes 20,945 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan as of December 31, 2002.

(9)        Includes 1,500,000 shares of our common stock held by Hondo Trading LP, M. J. Herb, general partner, 8,150,000 shares of our common stock held by MJH Investments Ltd., M. J. Herb, sole partner, and 8,953,782 shares of our common stock held by M. J. Herb as Trustee of Revocable Trust. Includes 200 shares of Coca-Cola stock held by his wife, 7,300 shares of Coca-Cola stock held in an IRA, and 500 shares of Coca-Cola stock held by his wife in an IRA. Does not include 6,244,114 shares held by Herbco II, LLC, as to which Mr. Herb disclaims any beneficial interest.

(10)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 5,917 shares of our common stock upon distribution from the plan and 2,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Includes 175,000 shares of Coca-Cola stock that are subject to performance criteria, 487,500 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable on or before April 30, 2003, 767 share units of Coca-Cola stock credited to his account under The Coca-Cola Company Deferred Compensation Plan, 210 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan, and 1,411 share units of Coca-Cola stock credited to his account under The Coca-Cola Company Supplemental Benefit Plan.

(11)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 6,251 shares of our common stock upon distribution from the plan. Includes 40 shares of Coca-Cola stock held in trust for his son.

(12)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 47,975 shares of our common stock upon distribution from the plan.

(13)        Includes 25,782 shares of our common stock owned by his wife, 1,244,548 shares of our common stock held in trust for his daughter of which he is co-trustee, 1,598,541 shares of our common stock held in a trust for his son of which he is a co-trustee, and 3,943,968 shares of our common stock held in a trust of which he is a co-trustee. Also includes options to acquire 5,186,818 shares of our common stock that are now exercisable or that will be exercisable within 60 days from the date of this table, his stock unit account balance in the directors’ deferred compensation plan that will be paid in 4,004 shares of our common stock upon distribution from the plan, and 14,522 shares of our common stock held in trust through our Matched Employee Savings and Investment Plan. Includes 88,000 shares of Coca-Cola stock held by two trusts of which he is a co-trustee, of which 44,800 shares are also considered as being beneficially owned by Summerfield K. Johnston, III, but which are counted only once in the aggregate number of shares of Coca-Cola stock held by directors and executive officers; 960 shares of Coca-Cola stock held in a trust for his daughter, and 1,440 shares of Coca-Cola stock held in a trust for his son, of which he is a co-trustee.

(14)        Includes options to acquire 443,049 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 20,000 restricted shares of our common stock that are subject to forfeiture, 21,185 shares of our common stock held in our Matched Employee Savings and Investment Plan, and 22,455 share units of our common stock credited to his account under our Supplemental Matched Employee Savings and Investment Plan. Includes 2,375 shares of Coca-Cola stock held by his wife and 44,800 shares of Coca-Cola stock held in a family trust, and 2,129 share units of Coca-Cola stock that will be paid from our Supplemental Matched Employee Savings and Investment Plan.

(15)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 18,652 shares of our common stock upon distribution from the plan, and 19,750 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(16)        Includes options to acquire 748,273 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 150,000 restricted shares of our common stock that are subject to forfeiture, his stock unit account balance in the directors’ deferred compensation plan that will be paid in 592 shares of our common stock upon distribution from the plan 4,471 shares of our common stock held in trust through our Matched Employee Savings and Investment Plan, and 2,213 share units of our common stock credited to his account under our Supplemental Matched Employee Savings and Investment Plan.

(17)        Includes his stock unit account balance in the directors’ deferred compensation plan that will be paid in 4,291 shares of our common stock upon distribution from the plan and 2,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Includes 66,000 shares of Coca-Cola stock that are subject to transfer restrictions, 125,000 shares of Coca-Cola stock that are subject to performance criteria,

114,000 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable on or before April 30, 2003, 581 share units of Coca-Cola stock credited to his account under The Coca-Cola Company Deferred Compensation Plan, 174 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan, 811 share units of Coca-Cola stock credited to his account under The Coca-Cola Company Supplemental Benefit Plan, and 50 shares of Coca-Cola stock owned by his daughter.

(18)        Includes her stock unit account balance in the directors’ deferred compensation plan that will be paid in 2,875 shares of our common stock upon distribution from the plan and 2,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Includes 200 shares of Coca-Cola stock held by her children.

(19)        Includes options to acquire 508,080 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table. Includes 70,000 restricted shares of our common stock that are subject to forfeiture, 8,927 shares of our common stock held in trust through the Matched Employee Savings and Investment Plan, and 49,402 share units of our common stock credited to his account under the Supplemental Matched Employee Savings and Investment Plan. Includes 2,964 share units of Coca-Cola stock credited to his account under our Supplemental Matched Employee Savings and Investment Plan.

(20)        Includes options to acquire 9,458,391 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 747,500 restricted shares of our common stock that are subject to forfeiture, 10,073 share units of our common stock held in the Restricted Stock Deferral Plan, and 162,005 share units of our common stock credited to accounts under our directors’ deferred compensation plan, 130,159 shares of our common stock held in accounts under the Matched Employee Savings and Investment Plan, 155,192 share units of our common stock credited to accounts under the Supplemental Matched Employee Savings and Investment Plan, 15,192 shares of Coca-Cola stock under the Matched Employee Savings and Investment Plan, 3,349 share units of Coca-Cola stock credited to accounts under the Supplemental Matched Employee Savings and Investment Plan, 80,000 shares of Coca-Cola stock that are subject to transfer restrictions, 375,000 shares of Coca-Cola stock that are subject to performance criteria, 869,438 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable on or before April 30, 2003, 24,109 shares of Coca-Cola stock credited to accounts under The Coca-Cola Company Thrift & Investment Plan, 1,348 share units of Coca-Cola stock credited to accounts under The Coca-Cola Company Deferred Compensation Plan, and 3,722 share units of Coca-Cola stock credited to accounts under The Coca-Cola Company Supplemental Benefit Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers, and beneficial owners of 10% or more of our common stock, must file reports with the Securities and Exchange Commission showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations of our directors and executive officers, we believe that all required reports were filed in 2002, and, other than disclosed in prior proxy statements, in preceding years, except for Lowry F. Kline, who filed a late Form 4 on January 24, 2003 reporting the exercise on December 30, 2002 of a stock option award and sale of the shares gained; Scott L. Probasco, who filed a late Form 5 on March 5, 2003 reporting the exercise of 200 call options in January 2002; and in connection with his attendance at our board meetings as an emeritus member, reporting receiving phantom stock in July, October and December 2001 totaling 56 shares, and phantom stock awards for February, April and July of 2002 totaling 191 shares; and William A. Holl, who filed a Form 4 in December 2001 reporting an award of 80,000 shares of restricted stock; the Form 4 should have been filed in August 2001 and the amended report was filed on November 25, 2002.

Governance and Compensation Committee Report on Executive Compensation

The Governance and Compensation Committee (a new committee that assumed the functions of the Compensation Committee in December 2002), among its various functions, establishes and reviews the salaries and other compensation paid to our executive officers. This report summarizes the policies followed in setting compensation for our executive officers in 2002.

Compensation Philosophy

The Governance and Compensation Committee has established a compensation program for executive officers that is intended to reward superior leaders within a highly competitive business. A high percentage of the compensation of executive officers is conditioned upon performance criteria set with reference to the financial performance of Coca-Cola Enterprises in areas such as operating income and return on invested capital, as well as the price of the Company’s common stock. For 2002, the executive officer compensation program included three types of pay:

•	an annual base salary;

•	an annual performance-based bonus; and

•	performance-based equity grants.

The executive officer compensation program is intended to create potential for superior compensation in the event of superior performance and reduced earnings opportunities if corporate performance goals are not achieved. For 2002, this committee approved a total cash compensation program that would generally compensate executive officers at the 75th percentile of executive officers performing similar functions at other Fortune 125 industrial companies and other consumer goods companies if the performance of Coca-Cola Enterprises met specific advanced targets.

Annual Base Salary

For 2002, this committee targeted executive officers’ base salaries within the 50th percentile of the base salaries paid to similar positions at other Fortune 125 industrial companies and other consumer goods companies. For 2002, the committee approved adjusting each executive officer’s salary to reflect changes in prevailing wages in 2001. Senior human resources executives, Lowry F. Kline, the chief executive officer, and our independent compensation consultants assisted the committee with decisions regarding the executive officers’ base salaries. Mr. Kline did not participate in discussions regarding his own compensation.

Annual Performance-Based Bonus

For 2002, this committee adopted an annual incentive bonus program that conditioned the payment of an executive officer’s bonus on the attainment of specific targets related to the budgeted operating income, budgeted capital expenditures and budgeted sales volume of Coca-Cola Enterprises products (collectively, “budgeted targets”). For the attainment of the budgeted targets, this committee established awards ranging from 75% to 125% of the executives’ annual base salaries. An executive officer could also have received a lower bonus if the budgeted targets were not attained but a specific minimum goal was reached, and a larger bonus if the budgeted targets were exceeded. This plan was approved by the shareowners at the April 2002 annual meeting.

Under the 2002 annual bonus plan, executive officers received annual bonuses ranging from 103.92% to 168.03% of their base salaries, based on the attainment by Coca-Cola Enterprises of 105.5% of its budgeted operating income and 100.3% of its budgeted sales volume, as well as meeting its goal to not exceed its budgeted capital expenditures.

Performance-Based Equity Grants

This committee believes that it is important for a significant part of the compensation of each executive officer to be tied to ownership of Coca-Cola Enterprises’ common stock so that each executive’s interest in the growth and performance of Coca-Cola Enterprises is closely aligned with the interests of our shareowners. This committee has established stock ownership guidelines for the executive officers requiring each executive to own common stock with a value equal to a multiple of his or her salary. The multiples range from three to seven times the executive’s base salary. An executive officer must satisfy the guidelines within a specific time period to qualify for future grants of equity-based compensation.

During 2002, this committee granted 7,856,313 stock options. Of these, 1,335,200 options were granted to executive officers. The exercise price of the options was $16.11, the market price of Coca-Cola Enterprises’ common stock on February 1, 2002; one-third of the grant becomes exercisable after each of the first, second, and third anniversaries of the grant date.

In recognition of the importance of retaining key senior managers, this committee also made awards of restricted shares of common stock to several executive officers in February 2002. The restrictions on the ownership of these shares will only be removed upon the 10% increase in the average market value of the stock, measured from its market price on February 1, 2002, over 20 consecutive trading days and the satisfaction of a continued service requirement. For the first 10,000 shares of each executive officer’s award, the restrictions will only be removed upon the completion of four years of service, and, for any shares above 10,000, restrictions will only be removed upon the completion of five years of service or service through age 55, whichever is later.

Compensation of the Chief Executive Officer

This committee established guidelines for 2002 for the chief executive officer.

•	This committee believes that the chief executive officer’s base salary and cash incentive compensation should reflect the responsibilities of that officer. To
ensure	that the compensation is competitive, the committee also considers the compensation of executives in similar businesses who have comparable experience and qualifications. For 2002, Mr. Kline did not accept the proposed increase to his base salary, and it remained at $925,000.

•	This committee also believes that the chief executive officer’s cash bonus should be tied to the company’s performance in several financial areas. For 2002, the committee established specific targets related to the actual operating income, capital expenditures, and sales volume of Coca-Cola Enterprises, as compared to the goals for those financial items in the 2002 budget. In the first quarter of 2003, Mr. Kline received $1,554,278 under the annual bonus plan for the 2002 performance period.

•	Consistent with the committee’s belief that significant stock ownership by senior officers is important to the growth in shareowner value, the committee granted 341,700 stock options to Mr. Kline on February 1, 2002.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and to each of the four other most highly compensated executive officers. However, compensation that is “performance-based” is exempt from this limit on deductibility if it satisfies certain requirements of Section 162(m). Therefore, this committee designed the cash bonus programs and the stock option grants related to its 2002 executive officer compensation program to qualify as performance-based compensation under Section 162(m).

For 2003, this committee approved, and the board has adopted, the Executive Management Incentive Plan (Effective January 1, 2003), subject to the approval of our shareowners at the 2003 annual meeting. This committee intends for the compensation paid under this plan to executive officers to satisfy the requirements of performance-based compensation under Section 162(m). Coca-Cola Enterprises will not make any awards to executive officers under this plan unless the shareowners approve it.

John L. Clendenin, Chairman

Howard G. Buffett

J. Trevor Eyton

L. Phillip Humann

John E. Jacob

Paula G. Rosput

Compensation Committee Interlocks and Insider Participation

Our Governance and Compensation Committee is composed entirely of the six outside directors who have signed the Governance and Compensation Committee Report on Executive Compensation appearing in this proxy statement. No member has ever been an officer or employee of Coca-Cola Enterprises or any of its subsidiaries.

Executive Compensation Tables

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(2)		Restricted Stock Awards($)(3)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)(4)
Lowry F. Kline	2002	925,000	1,554,278	88,648		0	341,700	0	16,411
Chairman and Chief Executive	2001	795,963	0	15,727	(5)	0	700,000	182,980	12,774
Officer	2000	457,000	81,803	700	(5)	0	16,338	241,067	12,774

John R. Alm	2002	881,980	1,481,991	85,853		0	264,300	0	23,380
President and Chief Operating	2001	858,375	0	146,385		0	518,000	289,625	16,236
Officer	2000	750,000	317,250	102,576		0	0	319,719	28,872

G. David Van Houten, Jr.	2002	513,750	725,158	60,603		20,000	92,400	0	35,961
Executive Vice President and	2001	450,478	401,500	7,992	(5)	0	117,000	140,280	23,894
President, North American Group	2000	344,400	123,295	1,342	(5)	0	0	204,288	20,279

Norman P. Findley, III	2002	400,128	564,781	300	(5)	0	71,900	0	21,635
Executive Vice President,	2001	389,419	312,703	3,838	(5)	0	119,000	138,600	20,334
Marketing	2000	466,668	125,300	646	(5)	0	0	248,533	20,214

S. K. Johnston, III	2002	393,726	555,744	77,474		15,000	70,800	0	13,560
Executive Vice President,	2001	383,188	307,700	81,313		0	117,000	140,280	17,869
Chief Strategy and Business Development Officer	2000	344,400	61,648	75,966		0	12,312	204,288	6,304

(1)        The officer group, referred to as the named executive officers, is composed of Mr. Kline and the four most highly compensated executive officers, determined as of December 31, 2002, and indicating the office held by each.

(2)        “Other Annual Compensation” in 2002 includes: for Mr. Kline, $53,528 for nonbusiness use of Coca-Cola Enterprises’ aircraft; for Mr. Alm, $15,000 for auto allowance and $41,841 for nonbusiness use of Coca-Cola Enterprises’ aircraft; for Mr. Van Houten, $14,400 for auto allowance and $34,875 for nonbusiness use of Coca-Cola Enterprises’ aircraft; and for Mr. Johnston, III, $62,474 for nonbusiness use of Coca-Cola Enterprises’ aircraft.

(3)        Dividends are paid on all shares of restricted stock at the same rate paid on all shares of our common stock.

(4)        “All Other Compensation” in 2002 includes: for Mr. Kline, $5,500 paid to a defined contribution pension plan, $7,524 in imputed income for term life insurance premiums and $3,387 in imputed interest income for interest-free loan; for Mr. Alm, $13,180 paid to a defined contribution pension plan, $4,902 in imputed income for term life insurance premiums and $5,298 in imputed interest income for interest-free loan; for Mr. Van Houten, $33,339 paid to a defined contribution pension plan and $2,622 in imputed income for term life insurance premiums; for Mr. Findley, $14,245 paid to a defined contribution pension plan, $4,804 in imputed income for term life insurance premiums and $2,586 in imputed interest income for interest-free loan; and for Mr. Johnston, III, $10,977 paid to a defined contribution pension plan, $1,710 in imputed income for term life insurance premiums and $873 in imputed interest income for interest-free loan.

(5)        Perquisites and other personal benefits, securities, or property for this named executive officer during the fiscal year did not exceed the lesser of $50,000 or 10% of salary and bonus.

Option/SAR Grants In Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base/Price ($/SH)	Expiration Date	Grant Date Present Value ($)(1)
Mr. Kline	341,700	4.3%	$16.11	02/01/2012	2,562,750
Mr. Alm	264,300	3.4%	$16.11	02/01/2012	1,982,250
Mr. Van Houten	92,400	1.2%	$16.11	02/01/2012	693,000
Mr. Findley	71,900	0.9%	$16.11	02/01/2012	539,250
Mr. Johnston, III	70,800	0.9%	$16.11	02/01/2012	531,000

(1)        The “grant date present value” is based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, the executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by Coca-Cola Enterprises are as follows: (i) dividend yield of 0.4%; (ii) expected volatility of 42.8% (iii) risk-free interest rate of 4.78%; and (iv) expected life of six years. No assumptions were made regarding nontransferability or risk of forfeiture. The assumptions chosen materially impact the resulting valuations.

Aggregated Option/SAR Exercises in Last Fiscal Year,

and Fiscal Year-End Option and SAR Values

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options and SARs at Fiscal Year-End (#)		Value of Unexercised in- the-Money Options/SARs at Fiscal Year-End ($)
			Exercisable/ Unexercisable		Exercisable/ Unexercisable
Mr. Kline	0	0	459,373/	915,990	1,333,506/	2,434,280
Mr. Alm	42,200	513,785	942,365/	804,141	5,072,947/	1,976,397
Mr. Van Houten	10,000	190,650	489,030/	222,650	3,813,029/	639,682
Mr. Findley	51,000	936,360	316,650/	203,650	1,562,485/	524,861
Mr. Johnston, III	0	0	390,199/	206,693	2,116,778/	520,280

Pension Plans

We sponsor a noncontributory, qualified defined benefit pension plan which provides benefits for substantially all employees (excluding employees who are included in a unit covered by a collective bargaining agreement negotiated in good faith). Retirement income benefits are based upon a participant’s highest average annual compensation during any consecutive 3 of the last 10 consecutive calendar years and the participant’s years of credited service.

We also maintain unfunded nonqualified defined benefit pension plans which provide supplementary retirement benefits and benefits which are not provided by the qualified plan due to the limits set forth in the Internal Revenue Code. The combined benefit provided by the qualified and nonqualified plans is limited to 300% of the maximum annual benefit allowed at age 65 under Section 415 of the Internal Revenue Code. The maximum benefit for 2002 was $480,000; the maximum benefit limit is actuarially adjusted if retirement age is other than 65.

The following table shows the estimated annual benefits payable at normal retirement age (65) under the defined benefit qualified and nonqualified plans.

Pension Plan Table

	Years of Service
Remuneration	10	15	20	25	30	35
$ 700,000	95,878	143,816	191,755	239,694	287,633	335,571
750,000	102,878	154,316	205,755	257,194	308,633	360,071
800,000	109,878	164,816	219,755	274,694	329,633	384,571
900,000	123,878	185,816	247,755	309,694	371,633	433,571
1,000,000	137,878	206,816	275,755	344,694	413,633	480,000
1,250,000	172,878	259,316	345,755	432,194	480,000	480,000

Benefits shown in the table above are computed as straight-life annuity amounts upon retirement and are not subject to reduction for Social Security or other amounts.

Covered compensation under the defined benefit qualified and nonqualified plans includes salary and bonuses paid during 2002, but excludes Other Annual Compensation, Restricted Stock Awards, and All Other Compensation described in the Summary Compensation Table.

The named executive officers’ covered compensation for 2002, as well as years of credited service at the end of the fiscal year, are summarized below:

Officer	Compensation	Credited Service
Mr. Kline	$925,000	11 Years
Mr. Alm	881,980	25 Years
Mr. Van Houten	915,250	32 Years
Mr. Findley	712,831	15 Years
Mr. Johnston, III	701,426	25 Years

Employment Contracts and Termination of Employment Arrangements

Lowry F. Kline, our Chief Executive Officer, John R. Alm, our Chief Operating Officer and Norman P. Findley III, our Executive Vice President, Marketing, each received a restricted stock award in February 2003. 150,000 shares were granted to Mr. Kline, 140,000 shares to Mr. Alm and 15,000 to Mr. Findley. Each award vests upon the satisfaction of both a performance condition and a continuous service condition. First, these awards vest only if the market value of our common stock attains a 10% increase (for 20 consecutive trading days) over its average market price on February 3, 2003. For Messrs. Kline and Alm, the continued service condition will be met on February 3, 2008, as long as the officer is continuously employed through that date or, if he retires prior to February 3, 2008, as long as he is performing consulting services and is subject to a noncompetition agreement through that date. For Mr. Findley, the continued service condition will be met on February 17, 2006, as long as he is continuously employed through that date or, if he retires prior to February 17, 2006, as long as he is performing consulting services. Each of these awards immediately vests in the event of a change of control of Coca-Cola Enterprises.

Comparison of Five-Year Cumulative Total Return

The graph shows the cumulative total return to our shareowners beginning as of December 31, 1997 and for each year of the five years ended December 31, 2002, in comparison to the cumulative returns of the S&P Composite 500 Index and to an index of peer group companies we selected. The peer group consists of The Coca-Cola Company, PepsiCo, Inc., Coca-Cola Bottling Co. Consolidated, Cadbury Beverages plc, PepsiAmericas, Inc. and The Pepsi Bottling Group, Inc. The graph assumes $100 invested on December 31, 1997, in our common stock and in each index, with the subsequent reinvestment of dividends on a quarterly basis.

Equity Compensation Plan Information

The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans in existence at December 31, 2002:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	59,735,115	$24.27	23,860,952
Equity compensation plans not approved by security holders	206,750	$52.68	—	**
Total	59,941,865	$22.70	23,860,952

**	The number of shares remaining for further issuance under each of the equity compensation plans may not be determined by reference to its plan documents, as explained below.

•	Under the Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan, a deferred compensation plan, shares are issued upon distribution of a participant’s account only to the extent that he or she elected to have it credited as phantom stock.

•	Under the 1997 Directors’ Stock Option Plan, shares are to be issued only from our treasury, and no limit on the number of options to be granted under the plan was specified. Although this plan was not formally terminated until February 2003, stock options to directors have been made under a plan approved by shareowners since 2001.

•	Under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation (As Amended and Restated Effective April 15, 2002), shares are issued only upon the distribution of a participant’s account and only to the extent the account was credited with phantom stock.

•	Under the Coca-Cola Enterprises Stock Deferral Plan (Effective July 1, 1998), deferred compensation accounts are credited with phantom stock only upon a participant’s voluntary deferral of stock option gains upon an exercise under a stock option plan approved by shareowners, and distributions of shares will be satisfied from those shares authorized for issuance under such plan.

•	Under the Coca-Cola Enterprises Restricted Stock Deferral Plan (As Amended January 1, 2002), deferred compensation accounts are credited with phantom stock units only upon the voluntary surrender of shares of restricted stock previously awarded or in lieu of an actual award of restricted stock. Distributions of shares will be satisfied only from those shares authorized for issuance under a restricted stock plan approved by shareowners.

Narrative Description of Equity Compensation Plans Not Approved by Security Holders

The Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan is a deferred compensation plan for highly compensated and management employees whose salary deferral opportunity is limited under Section 401(a) of the Internal Revenue Code. A participant’s account is also credited with employer matching contributions of 50% of the employee’s deferral, up to seven percent of his or her pay. A participant may, but is not required to, elect to have any portion his or her account treated as if invested in shares of our common stock. Distributions are only made following the termination of a participant’s employment.

The 1997 Director Stock Option Plan provides for the grant of stock options to nonemployee directors at the discretion of the board of directors. The option price of any option granted under the plan may not be less than 100% of the average of the high and low trading prices of our common stock on the date of grant (“market value”). Exercise prices in excess of the market value (premium-priced options) were set in years in which our executive officers were granted premium-priced options. The options vest over a period of service, as specified at the time of the grant. If a director leaves the board for any reason other than death, disability or reaching mandatory retirement age, unvested options are forfeited. Vested options may be exercised for one to five years after a director leaves the board, depending on the reason for leaving.

The Coca-Cola Enterprises Deferred Compensation Plan for Non-Employee Director Compensation (As Amended and Restated Effective April 15, 2002) is a deferred compensation plan for outside directors and the Chairman. For participants who do not own one percent or more of our common stock, one-third of all meeting fees and $15,000 of the annual retainer are automatically credited to deferred compensation accounts, valued as if they were invested in our common stock. Participants who own one percent or more or our common stock (referred to in the plan as “qualifying directors”) and other participants may also make voluntary deferrals of their retainer and meeting fees, valued as if either invested in our common stock or a cash account. The account of each participant who is not a qualifying director is also credited with shares of phantom stock having a value of $16,000 on the first trading day of the year, and a qualifying director may elect whether to have to have this amount credited in the form of phantom stock or treated as if invested in cash.

The Coca-Cola Enterprises Stock Deferral Plan (Effective July 1, 1998) is a deferred compensation plan that provides management and highly compensated employees an opportunity to defer the receipt of shares that would otherwise be issued upon the exercise of stock options. Pursuant to a deferral election made at least six months prior to a specified exercise date, an exercise is effected by covering the exercise price through the participant’s attestation to ownership of shares of our common stock with a total value equal to the exercise price of the options. Upon such an exercise, the participant’s account is credited with phantom stock equal to the number of profit shares that would have been otherwise delivered upon such an exercise but for the deferral election. Hypothetical dividends are credited to the participant’s account, which credits may also be treated as if invested in phantom stock at the participant’s election. Distributions of the shares related to the original option gain deferral are issued from the stock option plan under which the exercise was effected.

The Coca-Cola Enterprises Restricted Stock Deferral Plan (As Amended January 1, 2002) is a deferred compensation plan that provides management and highly compensated employees an opportunity to defer the receipt of shares that would otherwise be issued upon the vesting of restricted stock. Prior to their vesting, a participant may surrender actual shares of restricted stock in exchange for phantom stock. The phantom stock vests according to the terms as applied to the surrendered shares. Hypothetical dividends are credited on the phantom stock, which credits may also be treated as if invested in phantom stock upon the participant’s election. Distributions of shares related to the surrendered shares are issued from the restricted stock plan under which the award was originally made.

Certain Relationships and Related Transactions

Stock Ownership by and Director Relationships with The Coca-Cola Company

We were formed initially as a wholly owned subsidiary of The Coca-Cola Company. The Coca-Cola Company remains our largest shareowner, owning as of February 27, 2003, directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 38% of our outstanding common stock. In addition, three of our directors are executive officers of The Coca-Cola Company.

Agreements and Transactions with The Coca-Cola Company

Coca-Cola Enterprises and The Coca-Cola Company entered into transactions and agreements with one another, incident to their respective businesses during 2002, and certain of these are described below.

Beverage Agreements and Purchases of Finished Product

We purchase syrups and concentrates from The Coca-Cola Company and manufacture, package, distribute, and sell liquid nonalcoholic refreshment products under beverage agreements with The Coca-Cola Company. These agreements give us the right to produce and market beverage products of The Coca-Cola Company in bottles and cans in specified territories. The beverage agreements also provide The Coca-Cola Company with the ability to set prices of the syrups and concentrates for the beverages of The Coca-Cola Company, as well as the terms of payment and other terms and conditions under which we purchase those syrups and concentrates. We have other agreements with The Coca-Cola Company under which it purchases finished product or fountain syrup for sale within our territories.

During 2002, we purchased from The Coca-Cola Company approximately $5.1 billion of syrups, concentrates, and finished product under the beverage agreements and other agreements relating to fountain syrup.

Purchase of Finished Product from Joint Venture

We purchased finished product from Coca-Cola Nestlé Refreshment Company, USA, now known as Beverage Partners Worldwide-Americas, a joint venture between The Coca-Cola Company and Nestlé S.A. During 2002, total payments to The Coca-Cola Company, for the benefit of the joint venture, were approximately $19 million.

Management Services

During 2002, we charged The Coca-Cola Company approximately $2 million for management fees, manufacturing expenses, rent and other miscellaneous expenses associated with our management of a syrup plant in Eagan, Minnesota.

Transfer of Employees

During 2002, The Coca-Cola Company reimbursed us approximately $38 million in costs incurred by us associated with employees transferred to us from The Coca-Cola Company. We reimbursed The Coca-Cola Company $17 million during 2002 for local media staffing costs transferred from us to them.

Dispensing Equipment

During 2002, The Coca-Cola Company reimbursed us approximately $51 million for the cost of parts and labor in connection with repairs on cooler, dispensing or post-mix equipment owned by The Coca-Cola Company.

Lease of Office Space

During 2002, we and The Coca-Cola Company leased office space from each other in various locations. We paid approximately $1 million to, and received approximately $5 million from, The Coca-Cola Company under these arrangements.

Packaging

During 2002, The Coca-Cola Company paid us approximately $13 million in packaging fees.

Point-of-Sale Expenses

We purchased point-of-sale and other advertising items from The Coca-Cola Company. In 2002, we paid The Coca-Cola Company approximately $2 million for such items and will continue to purchase such materials in 2003.

Sweetener Requirements Agreement

We and The Coca-Cola Company are parties to a sweetener requirements agreement for the purchase by us of substantially all of our requirements for sweetener in the United States. The amount paid by us to The Coca-Cola Company under this agreement during 2002 totaled approximately $325 million. This agreement runs through 2007.

Sales of Syrups, Bottle and Can Products, and Agency Billing and Delivery Arrangements

We have entered into agreements with The Coca-Cola Company pursuant to which we sell fountain syrup back to The Coca-Cola Company at prices which generally equate to the prices charged by The Coca-Cola Company to us. We then deliver such syrup to certain of the major fountain accounts of The Coca-Cola Company, and sometimes, on behalf of The Coca-Cola Company, invoice and collect the receivables with respect to such sales. In addition to the fountain syrup sales, we sell bottle and can beverage products to The Coca-Cola Company at prices that generally equate to the prices charged by us to our major customers. In 2002, the amounts paid by The Coca-Cola Company to us for fountain syrups, bottle and can beverage products, and delivery, billing and collection totaled approximately $461 million.

Marketing and Other Support Arrangements

For 2002, total direct marketing support paid or payable to us by The Coca-Cola Company approximated $837 million. Amounts paid directly to our customers in our territories totaled $201 million in 2002. The Coca-Cola Company also paid us approximately $3 million for participation in long-term agreements with our customers in 2002. Pursuant to cooperative advertising and brand and trade arrangements with The Coca-Cola Company, we paid The Coca-Cola Company approximately $248 million for local media, brand and marketing program costs. The Coca-Cola Company is under no obligation to continue these programs in the future, and the terms of similar programs may differ with other parties. In addition, funding for costs associated with market or infrastructure development paid or payable to us by The Coca-Cola Company approximated $3 million for 2002.

On occasion, we participate in marketing programs outside the scope of recurring arrangements with The Coca-Cola Company. In 2002, we paid approximately $16 million to The Coca-Cola Company to participate in such programs.

Transactions with Coca-Cola Bottling Co. Consolidated

Coca-Cola Enterprises and Coca-Cola Bottling Co. Consolidated bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party’s production facilities to the other party’s markets, as well as other economic considerations, made it more efficient for one bottler to buy finished product than produce it. In 2002, our sales to Coca-Cola Bottling Co. Consolidated totaled approximately $21 million and purchases were approximately $25 million. We expect that additional sales and purchases will occur in 2003.

SunTrust Banks, Inc.

SunTrust Banks, Inc. engaged in ordinary course of business banking transactions with us in 2002, and we expect that we will engage in similar transactions in 2003. The transactions included making loans to us on customary terms. In 2002, we paid fees for these transactions in the approximate amount of $1.5 million. Also in 2002, we paid SunTrust approximately: $481,000 for letter of credit fees, $415,000 in investment management fees relating to our benefit plans, and $217,000 for line of credit and indemnity fees. L. Phillip Humann, one of our directors, is Chairman of the Board, President and Chief Executive Officer of SunTrust Banks, Inc.

Relationships and Transactions with Management and Others

On July 30, 2002, the Sarbanes-Oxley Act of 2002 barred all public companies from making loans to their directors and executive officers. Any loan to an executive officer discussed below was made prior to the effective date of the prohibition.

During 2001 and 2002, we made loans to the following persons, each of whom was an executive officer in 2002, to assist in paying the federal income tax liability arising out the vesting of restricted stock and their interest in the our Restricted Stock Deferral Plan and/or Stock Deferral Plan: John R. Alm, $83,846 in 2001 and $144,914 in 2002; Norman P. Findley, III, $42,274 in 2001 and $75,905 in 2002; Robert F. Gray, $502,730 in 2001 and $621,766 in 2002; William A. Holl, $301,162 in 2002; Lowry F. Kline, $64,337 in 2001 and $121,875 in 2002; and Summerfield K. Johnston, III, $57,638 in 2002. Messrs. Alm, Gray, Holl, Kline and Johnston each repaid their loans in full during the first quarter of 2003. The remaining loans are repayable on April 1, 2003 and secured by pledges of stock. Interest does not accrue unless there is a default in the payment or unless the officer’s employment terminates prior to April 1, 2003.

We loaned Daniel S. Bowling, III, an executive officer in 2002, $103,732 in 2001 to assist in paying the federal income tax liability arising from his interest in our Stock Deferral Plan. This loan is repayable on April 1, 2003 and is secured by his pledge of stock. We also loaned $250,000 to Mr. Bowling to assist in his relocation to Atlanta, Georgia from Dallas, Texas. His relocation loan is secured by a second mortgage on his residence and remains outstanding.

During 2002, we paid Jean-Claude Killy, a director of the Company, approximately $159,000 under the terms of a consulting agreement.

During 2002, we paid Summerfield K. Johnston, Jr., a director, approximately $143,000 in rental and associated charges for our use of certain equipment and facilities owned by him, and $600,000 under the terms of a consulting agreement.

During 2002, we paid Advanced Vehicle Systems (AVS) approximately $229,000 to adapt one of our delivery tractors to run as a zero-emissions vehicle. This vehicle is currently being tested to determine reliability and operating costs. Summerfield K. Johnston, Jr. and Scott L. Probasco, director emeritus of Coca-Cola Enterprises, are significant owners of AVS.

2.    Approval of the Executive Management Incentive Plan

(Effective January 1, 2003)

Our board of directors has proposed the adoption of the Executive Management Incentive Plan (Effective January 1, 2003) and directed that it be submitted for approval at the annual meeting of shareowners. The plan will become effective only upon shareowner approval and is summarized below. The full text of the plan is in Exhibit A to this proxy statement.

Purpose

To provide executive officers with additional incentive to assist Coca-Cola Enterprises in meeting and exceeding its business goals.

Administration

The Governance and Compensation Committee of the board of directors.

Eligible persons; eligible positions

Officers with company-wide or group-wide responsibilities.

Performance period

A calendar year, as designated by the Governance and Compensation Committee, currently January 1, 2003 through December 31, 2003.

Performance goal

The specific and objective targets, established prior to or within 90 days of the beginning of the performance period, are related to budgeted operating income and budgeted sales volume goals. As used in the plan, “operating income” is determined in the same manner as in the audited consolidated financial statements of Coca-Cola Enterprises for the performance period, adjusted for acquisitions, divestitures, and other significant financial events. Sales volume is measured in standard physical cases of Coca-Cola Enterprises’ products.

Calculation of awards

Pre-established award levels for the attainment of minimum, budgeted, and maximum performance goals for each performance component are described as specific percentages of a participant’s base salary as of December 31, 2003. However, for purposes of calculating the award, the December 31 base salary is limited to 110% of the January 1 base salary.

Maximum award

The chief executive officer could receive as much as 250% of his December 31, 2003 base salary, which could result in a maximum award of $2,594,624 for the 2003 performance period.

Prorated award

A participant must be employed at the end of the performance period to receive an award under the plan, unless the participant dies, becomes disabled or retires, in which event the award will be prorated. The award would also be prorated if, during the year, the participant held more than one eligible position having different award levels. However, in some circumstances, a participant is not considered terminated for purposes of this plan if he or she becomes immediately employed by The Coca-Cola Company or a company that is at least 20% owned by our company or The Coca-Cola Company.

Payment of award

Awards are paid in the year following the performance period, but only after the Governance and Compensation Committee has certified in writing that the performance goals were met.

Termination, amendment or suspension

The board of directors or the Governance and Compensation Committee can terminate, suspend or amend this plan at any time. This can be done without the approval of shareowners, unless that approval is necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the proposal to adopt the Executive Management Incentive Plan (Effective January 1, 2003).

New Plan Benefits

The following table shows pro forma amounts that could be earned for 2003 under the Executive Management Incentive Plan (Effective January 1, 2003). The table assumes approval of the plan by the shareowners and is shown for executive officers so designated by our board of directors on February 18, 2003. Because pay-outs, if any, under the 2003 Executive Management Incentive Plan depend upon attainment of objectives over a period that is still open, the pro forma results assume that the participants would each receive the award payable if Coca-Cola Enterprises achieves 100% of its budgeted operating income and sales volume goals.

Name and Position	Pro Forma Payout Under the 2003 Executive Management Incentive Plan(1)
Lowry F. Kline	$1,179,375
Vice Chairman and Chief Executive Officer

John R. Alm	$1,124,525
President & Chief Operating Officer

G. David Van Houten, Jr.	$529,163
Executive Vice President and President, North American Group

Norman P. Findley, III	$412,132
Executive Vice President, Marketing

S. K. Johnston, III	$405,538
Executive Vice President, Chief Strategy and Business Development Officer

Executive Group	$4,124,777

Non-Executive Director Group	N/A	(2)

Non-Executive Officer Employee Group	$4,802,649

(1)        Awards under the Executive Management Incentive Plan (Effective January 1, 2003) would not be determined until 2004 because they would be based upon financial results for 2003. The table discloses 2003 pro forma bonuses using the salary of each participant at January 1, 2003, assuming that Coca-Cola Enterprises met each of the performance goals for 2003, as described above.

(2)        These persons do not participate in the Executive Management Incentive Plan (Effective January 1, 2003).

3.    Ratification of Appointment of Independent Auditors

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2003. This appointment is subject to ratification by the shareowners at the annual meeting. Ernst & Young has served as Coca-Cola Enterprises’ independent auditors since 1986, and our management considers the firm to be well qualified.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the audited financial statements of Coca-Cola Enterprises.

The committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the accounting principles of Coca-Cola Enterprises, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee discussed the auditors’ independence from management and Coca-Cola Enterprises, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

Based on the foregoing reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements of Coca-Cola Enterprises be included in the annual report of Coca-Cola Enterprises on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

L. Phillip Humann, Chairman

John L. Clendenin

J. Trevor Eyton

Paula G. Rosput

Audit Committee Charter

The Audit Committee charter, as amended and restated March 6, 2003, appears as Exhibit B to this proxy statement.

Fees and Other Matters

Audit Fees

Ernst & Young billed us $3,015,700 for 2002 and $2,564,400 for 2001 for professional services rendered for the audit of our annual financial statements, review of the consolidated financial statements included in our Forms 10-Q, consents issued related to registration statements, issuance of comfort letters and other attest engagements.

Audit-Related Fees

Ernst & Young billed us $333,100 for 2002 and $1,578,900 for 2001 for pension plan audits, accounting consultations and internal control related projects.

Tax Fees

Ernst & Young billed us $647,300 for 2002 and $770,900 for 2001 for professional services rendered for tax compliance, tax advice, and tax planning. Included in those fees are $565,300 for 2002 and $443,900 for 2001 related to tax compliance services for certain employees, many of whom are expatriates.

All Other Fees

Ernst & Young billed us $27,700 for 2002 and $225,000 for 2001 for all other services, consisting principally of actuarial services.

Preapproval by Audit Committee

Under the Audit Committee’s charter (Exhibit B to this proxy statement), the committee is required to give advance approval of any non-audit services to be performed by our auditors, provided that such services are not otherwise prohibited by law. There is no de minimus exception to the committee’s preapproval procedures. The committee may delegate the responsibility for this approval to one or more of its members, so long as the members report any such approvals to the full committee at its next meeting. There is currently no such delegation in place.

Ernst & Young has advised Coca-Cola Enterprises that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in Coca-Cola Enterprises or any of its subsidiaries.

At the Annual Meeting

Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available at the meeting to respond to appropriate questions from the shareowners.

If the shareowners do not ratify this appointment of Ernst & Young, it will be reconsidered by the board.

Recommendation of the Board of Directors

Our board recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the 2003 fiscal year.

Shareowner Proposals

(Items 4 through 6 )

The following three proposals were submitted by shareowners. Any proposal will be voted upon at the annual meeting if that proposal’s proponent, or a duly authorized representative, is present at the annual meeting and submits the proposal for a vote.

In accordance with federal securities regulations, we include in this proxy statement the proposals plus any supporting statements submitted by the proponent, exactly as submitted.

4.    Shareowner Proposal Requesting Link of Executive Stock

Options to Industry Peer Group Index

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, DC 20001-2198, owner of 450 shares of our common stock, has submitted the following proposal:

RESOLVED: That the shareholders of Coca-Cola Enterprises (“the Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

The proponent’s supporting statement:

Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong, negative public and shareholder reactions to the excessive financial rewards provided executives by nonperformance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans, such as that advocated in this resolution,

We urge your support for this important governance reform.

Recommendation of the Board of Directors

The board of directors does not believe that this proposal is in our best interests because it would have adverse competitive, tax and financial consequences.

We believe that an executive’s compensation should reflect his or her responsibilities and be competitive with the compensation of executives who have comparable experience and qualifications in similar businesses. If we were to adopt the proposal and index future stock option grants to executives, we would be at a competitive disadvantage to other companies that offer stock options that are not indexed.

Our stock option plan was designed to qualify as performance-based compensation under the current tax laws. To the extent that the exercise price of a stock option is less than the fair market value of the stock on the date of grant of the stock option, compensation arising from the exercise would not qualify as performance-based compensation and, thus, would be includable as compensation subject to the limits on deductibility. Therefore, implementation of the proposal could result in a denial of tax deductibility of compensation expense arising from stock option exercises by our executives.

Indexing the exercise price of options would have adverse accounting consequences on our financial reports. Accounting Principles Board Opinion No. 25 and FASB Interpretation No. 44 provide accounting and financial reporting guidance relative to stock options. The measurement date for determining compensation costs for stock options is the first date on which are known both (1) the number of shares that an individual is entitled to receive, and (2) the stock option price. If stock options were indexed in accordance with the proposal, we would be required to remeasure the compensation cost related to these stock options at each financial reporting period and recognize the expense over the period the employee performs the related services. Current financial reporting requirements for stock options do not require compensation expense to be recognized in net earnings if the exercise price equals or exceeds the underlying stock’s fair market value on the date of the grant. If the proposal were implemented, additional compensation expense might be required to be recognized in the income statement arising from indexing stock options, which would negatively impact our reported financial performance as compared to other companies.

We believe that our Governance and Compensation Committee should maintain the flexibility to make compensation decisions based on a review of all relevant information, including specific financial and non-financial performance results, without imposing a rigid, preset formula that may not consider the overall results achieved by our executives.

Our board of directors recommends that you vote AGAINST the proposal requesting a link of executive stock options to an industry peer group index.

5.    Shareowner Proposal Requesting Future Stock

Options Issued by the Company be Expensed

The Massachusetts Carpenters Pension and Annuity Funds, 350 Fordham Road, Wilmington, Massachusetts 01887, owner of approximately 600 shares of our common stock, has submitted the following proposal:

Resolved, that the shareholders of Coca-Cola Enterprises, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

The proponent’s supporting statement:

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug.16,2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives, and it’s justified,

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free.

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca-Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

Recommendation of the Board of Directors

The board of directors does not support this proposal for booking stock options as expenses because it is too imprecise and would distort our income statement. Among other problems, there is no consensus methodology, no guarantee of price increases, and no guarantee that the options will be exercised. Furthermore, this proposal would discourage stock option grants by treating them as expenses and thereby put us at a competitive disadvantage in recruiting and retaining executives.

The effect of stock options on current year earnings is presented in the financial statements via the calculation of diluted earnings per share. When a stock option is awarded and the strike price is “in the money,” the additional shares become outstanding for purposes of calculating earnings per share. Earnings per share is calculated by dividing net income by weighted average shares outstanding, and as the shares outstanding increase, the earnings per share decrease.

Further, the pro forma effects of stock options on future periods is disclosed in detailed schedules in the related footnote of the annual report on Form 10-K.

The board of directors believes that stock options align the interest of all executives with those of the shareowners. Option grants are a key element to our continuing drive to attract and retain the operational and managerial talent that is critical to our success across all business operations. The board of directors believes that it is essential for our Governance and Compensation Committee to retain the current flexibility to develop and implement a balanced approached to compensation and the promotion of shareowner interest through a carefully designed program of stock option grants. If we were required to record an expense at the time options are granted, it would limit our ability to issue options and, therefore, our ability to attract executives, placing us at a competitive disadvantage to companies that do not record stock options as expenses.

Our board of directors recommends that you vote AGAINST the proposal requesting future stock options issued by the Company be expensed.

6.    Shareowner Proposal Requesting Adoption of Publicly

Stated Goals for Enhanced Rate of Beverage Container Recovery

in the United States

The Brethren Benefit Trust, 40 Court Street, Boston, Massachusetts, owner of 2,010 shares of our common stock, has submitted the following proposal:

WHEREAS Our company has stated “Coca-Cola Enterprises is committed to working in our facilities, in our communities, and with our suppliers, customers, and consumers to minimize the environmental impact of our operations, products, and packages”;

Nevertheless, the majority of Coca-Cola Enterprises’ beverage containers in the U.S. continue to be disposed in landfills, incinerated or littered, and are therefore diverted from the national supply of recycled plastic and aluminum;

Coca-Cola Enterprises has made substantive progress toward incorporating 10% recycled content resin into its plastic beverage containers in North America. However, Coca-Cola Enterprises does not have a publicly stated, quantitative goal to increase beverage container recovery rates. We believe goals are essential to an effective recycling strategy;

The U.S. recycling rate for beverage containers has declined significantly in recent years. The U.S. recycling rate for aluminum beverage cans declined from 61% in 1994 to 49% in 2001, while the recycling rate for plastic soft drink bottles declined from 50% in 1994 to 35% in 2001. Conversely, recycling rates of 72% and higher were achieved in the 10 U.S. states with container deposit legislation (or bottle bills). Significant container recovery rates are possible, as evidenced in these 10 states, and in countries like Norway and Sweden where companies have achieved beverage recovery rates of more than 80%. In the U.S., states with beverage container deposit systems recover three times as many bottles as states without deposits. Nevertheless, Coca-Cola Enterprises actively opposes container deposit systems without putting forth a solution capable of achieving similar recovery rates;

WHEREAS, setting public, quantitative goals for higher rates of beverage container recovery will complement Coca-Cola Enterprises’ use of higher rates of recycled content in beverage containers;

BE IT RESOLVED THAT Shareowners of Coca-Cola Enterprises request that the board of directors report to shareholders by September 1, 2003, on its efforts to adopt a recycling strategy that includes a publicly stated, quantitative goal for enhanced rates of beverage container recovery in the U.S.

The report should detail the means and feasibility of achieving, as soon as practicable, a container recovery goal established by Coca-Cola Enterprises or by the Coca-Cola system or by trade associations. The report should:

•	include a cost-benefit analysis of the different container recovery options available, such as curbside recycling, drop-off programs, container deposit systems, and voluntary company and industry programs; and

•	explain Coca-Cola Enterprises’ position on container deposit systems.

Recommendation of the Board of Directors

Coca-Cola Enterprises’ commitment to environmental responsibility is a top priority and a proactive response to the challenge of solid waste management. We feel that our current approach to the environment and recycling is consistent with our core operating principles. We believe in a shared responsibility approach to improving the quality of life, the environment, and recycling. Container recovery rates are impacted by numerous external factors including, consumer behavior, local infrastructure, and government policy, and we are committed to being a part of the solution to increase recycling efforts.

As a matter of policy, we use environmentally responsible packaging which continues to demonstrate our commitment to the environment and recycling in several ways. We use 100% recyclable packaging throughout our operations, 100% of our aluminum beverage containers have 45% recycled content, and 75% of our plastic beverage containers have 10% recycled content resin. Furthermore, we support many local environmental groups and initiatives to promote curbside, drop-off, and away-from-home recycling programs throughout the many local communities in which our employees live and work. Forced deposit systems, as mentioned in the proposal, are costly and burdensome to our consumers, our customers, and our local bottling companies, and these deposits have only minimal impact on total solid waste and the overall environment. We believe there are better ways and alternatives to address solid waste and litter in a comprehensive manner.

Coca-Cola Enterprises recognizes our responsibility for the protection of the environment and natural resources. We believe we are making significant progress, but recognize that we can improve on these efforts. The vitality of our business is directly affected by the quality of life in our towns, cities, and states. Our core operating principles and the best interests of the shareowners will continue to guide us as we devote our resources to conducting our business in ways that protect, preserve, and enhance the environment.

Our board of directors recommends that you vote AGAINST the proposal requesting adoption of publicly stated goals for enhanced rate of beverage container recovery in the United States.

Shareowner Proposals for 2004 Annual Meeting

If you intend to submit a shareowner proposal and request its inclusion in the 2004 proxy statement and form of proxy, such submission must be in writing and received by us no later than November 17, 2003.

If you miss the deadline for submission of a shareowner proposal, or if you submit a nomination to the board of directors, such submission can still be considered at the 2004 meeting so long as it complies with Article 1, Section 10 of our bylaws. Under the bylaws, your submission must be in writing and received by us no fewer than 90 days and no more than 120 days prior to the 2004 annual meeting, and otherwise comply with the requirements of the bylaws.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, to Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Other Matters

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote your shares in their discretion.

Atlanta, Georgia

March 26, 2003

LISTON BISHOP

Secretary

EXHIBIT A

EXECUTIVE MANAGEMENT INCENTIVE PLAN

(Effective January 1, 2003)

Section 1.  Purpose.

The purpose of the Executive Management Incentive Plan (the “Plan”) is to advance the interest of Coca-Cola Enterprises Inc. (the “Company”) by providing senior officers of the Company with additional incentive to assist the Company in meeting and exceeding its business goals.

Section 2.  Administration.

The Plan shall be administered by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the regulations thereunder.

The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

Notwithstanding the foregoing, the Committee shall have no authority to increase the amount of an Award payable to a Participant that would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

Section 3.  Eligibility.

Cash awards (“Awards”) may be made under this Plan to persons who are officers of the Company and its Subsidiaries (“Participants”).

“Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock, membership interests or capital during any Performance Period.

Section 4.  Performance Goal Criteria.

For each calendar year for which the Committee determines an Award will be made (the “Performance Period”), the Committee shall establish a “Total Performance Goal,” which consists of the attainment of (1) specific targets for the Company’s actual operating income, as compared to its budgeted operating income for that period, and (2) specific targets in the Company’s actual sales volume, as compared to its sales volume budget for that period. All targets shall be preestablished in accordance with Section 162(m) of the Internal Revenue Code and regulations thereunder.

For purposes of this Plan, “operating income” is determined in the same manner as set forth in the Company’s audited financial statements for the Performance Period, normalized for acquisitions, divestitures and other significant financial events, and “sales volume” is the amount of the Company’s product sold, measured in physical cases.

Section 5.  Calculation of Awards.

The Committee shall establish Award levels, described as percentages by which a Participant’s annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified targets described in Section 4. No Award under the Plan shall exceed 250% percent of a Participant’s annual base salary. An Award paid to a Participant shall be calculated using the annual base salary in effect on December 31 of the year for which the Award is made. Notwithstanding the preceding sentence, the annual base salary used to calculate an Award paid to a Participant (under this Section 5 or Section 6) may not exceed 110% of such Participant’s annual base salary in effect on January 1 of any Performance Period for which the Award is made.

Section 6.  Prorated Awards.

(i)        A person hired or promoted into a position identified in Section 3 (“Eligible Position”) during a Performance Period shall receive a prorated Award for the period of time the person was employed in an Eligible Position, using the Participant’s annual base salary in effect on December 31 of the Performance Period for which the Award is made.

(ii)      A Participant who is transferred from one Eligible Position to another Eligible Position during a Performance Period shall receive an Award that is prorated for the period of time the Participant was employed within each Eligible Position, using the Participant’s annual base salary in effect on December 31 of the Performance Period for which the Award is made.

(iii)    A Participant who is not employed in an Eligible Position on the last day of the Performance Period due to the Participant’s transfer to a position with the Company or a Subsidiary that is not an Eligible Position shall receive an Award that is prorated for the period of time the Participant was employed in an Eligible Position, using the Participant’s annual salary on the last day that the Participant is employed in that Eligible Position.

(iv)     A Participant whose employment with the Company or any Subsidiary terminates prior to the last day of the Performance Period shall not receive any Award under the Plan unless the reason for such termination was the Participant’s death, disability, or retirement. In the event a Participant terminates on account of such circumstances, the Participant shall receive a prorated Award determined as if the Participant transferred to a position within the Company that is ineligible for participation in the Plan as of the date of such termination.

(v)       For purposes of this Section 6:

(a)     “Retirement” means a Participant’s voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company’s defined benefit plan covering the majority of its non-bargaining employees in the United States.

(b)     “Disability” shall be determined according to the definition of “total and permanent disability,” in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan or such plan does not define “disability,” “disability” shall mean the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Committee, is expected to have a duration of not less than one year.

(c)     “Employed” means active employment during which the Participant is performing services to the Company or a Subsidiary, except that a Participant will be considered employed during approved military leave (for no more than twelve months), disability leave (for no more than six months), personal leave (for no more than three months), or as required by applicable law. Notwithstanding the foregoing, a employee will not be treated as employed while on any such leave during a particular performance period to the extent that the participant has already been entitled to payment with respect to a previous performance period (whether under this plan or another incentive plan) for the same leave period.

(d)     “Prorated” means the determination of the amount of an Award for partial participation in a particular Eligible Position, which amount is determined according to the actual number of days in which a Participant was employed in the relevant Eligible Position(s) during the Performance Period for which the Award is made.

(e)     For purposes of this Section 6, a Participant’s employment with the Company or any Subsidiary will be deemed not to be a termination of employment if the Participant’s reason for termination is due to immediate employment with any other Subsidiary or any Related Company; however, in such event, the Participant shall receive a prorated Award as if the Participant transferred to a position that is not eligible for participation under the Plan. The term “Related Company” shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 20% or more of the voting stock or capital if (i) such company is a party to an agreement with the Company that provides for reciprocity between the companies with respect to certain compensation and benefit and (ii) the Company has assented to the Participant’s subsequent employment.

Section 7.  Amendments, Modification and Termination of the Plan.

The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan. Any such action may be taken without the approval of the shareowners unless the Committee determines that the approval of shareowners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Section 8.  Governing Law.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

Exhibit B

COCA-COLA ENTERPRISES INC.

AUDIT COMMITTEE CHARTER

Purpose and Scope of Audit Committee

The Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its oversight responsibilities to share owners, potential share owners, the investment community, and others relating to:

•	the quality and integrity of the Company’s financial statements and financial reporting process;
•	the adequacy and effectiveness of the Company’s internal controls and procedures for financial reporting, as well as its disclosure controls and procedures;
•	the effectiveness of management’s process to monitor and manage key business risks facing the Company;
•	the selection of the Company’s independent auditors and the performance of the independent auditors and internal audit function;
•	the independent auditors’ qualifications and independence;
•	the Company’s compliance with ethics policies and legal and regulatory requirements;
•	the preparation of the report of the Committee to be included in the Company’s annual proxy statement.

The Committee shall meet all rules and regulations of the Securities Exchange Commission (SEC), the New York Stock Exchange, and any other relevant regulatory requirements, and the Charter shall be periodically revised as those rules and regulations change.

Committee Membership

The Board of Directors appoints four or more directors to constitute the Committee and one of such directors as the Chairman of the Committee. The independence and financial expertise of Committee members will comply with the requirements of Section 10A of the Securities Exchange Act of 1934, the New York Stock Exchange, and any other regulatory requirements. All Committee members shall be financially literate, and at least one member shall qualify as an “audit committee financial expert.” Director’s fees (including equity-based awards) are the only compensation a Committee member may receive from the Company. Members of the Committee should not serve on more than two additional audit committees of other public companies, and the chair of the committee should not serve on more than one other audit committee of a public company.

Committee Meetings

The Committee holds regular meetings generally five times a year. The Chairman or any member of the Committee may call special meetings. The Committee shall periodically meet separately with management, internal audit, and the independent auditors.

Responsibilities and Duties

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to make regular reports to the Board of its activities. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are completed and accurate and are in accordance with generally accepted accounting principles. These are the responsibility of the Company’s management and the independent auditors. The following shall be the principal duties of the Committee in carrying out its oversight responsibilities.

1.	Financial Reports

a.	The Committee will review and discuss with management and the independent auditors:

•	The annual audited financial statements and quarterly financial statements (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) prior to the filing or distribution of the reports containing the financial statements.
•	The judgment used about the quality, not just the acceptability, of significant accounting principles, the reasonableness of significant judgments and the clarity and completeness of the disclosures in the financial statements.
•	The results of the annual audit, quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States.
•	The annual proxy statement, including the report of the Committee to be included in the proxy statement.
•	Earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including the reconciliation of pro forma and other non-GAAP financial information included in the press release to information presented under generally accepted accounting principles.
•	Any significant audit problems or difficulties incurred by the independent auditors (and management’s response), including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management.
•	Significant audit adjustments including those proposed adjustments that the independent auditors subsequently passed on.
•	Any consultations on significant auditing or accounting issues regarding the Company, between the audit team and the audit firm’s national office; any disagreements between the audit team and the audit firm’s national office; the management letter.
•	Critical accounting policies and financial statement presentations, including significant changes in the Company’s selection or application of accounting policies.
•	Major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.
•	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements. Included in these analyses should be the effects of alternative accounting policy methods, areas in the Company susceptible to high degrees of risk and uncertainty contained in the financial statements, and the quality of reserve estimates.
•	The effect of new accounting initiatives on the financial statements.
•	Unexpected events having a significant impact on financial results.
•	Accounting for and disclosure of related party transactions.

b.	The Committee will review any disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

c.	The Committee will recommend to the Board of Directors whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

2.	Discussions With Management

a.	Management will provide to the Committee explanations of changes in accounting standards and rules promulgated by the Financial Accounting Standards Board, SEC, or other regulatory bodies that have (or may have) a material effect on the financial statements. Periodically, the Committee will receive other summaries and presentations to enhance the financial reporting education of the Committee.

b.	Management will notify the Committee when it receives any inquiries from regulatory bodies regarding the Company’s accounting practices or financial reporting.

c.	The Committee will discuss planned significant changes in accounting principles, policies and internal controls and emerging business issues that could significantly affect financial results.

d.	Management will notify the Committee when it seeks a second opinion on a financial accounting or reporting matter from an accounting firm other than the independent auditors.

e.	The Committee will discuss policies with respect to business and financial risk assessment and risk management.

f.	The Committee will review reports of significant unethical or illegal acts by the Company’s employees and management’s corrective actions.

g.	Management will provide the Committee with regular reports from General Counsel and, when appropriate, the Company’s outside legal counsel, relating to:

•	Significant legal proceedings involving unethical or illegal acts by the Company’s officers or employees.
•	Other significant legal activities concerning litigation, contingencies, claims or assessments that may have a material impact on the Company’s financial position or results of operations.
•	Compliance policies and procedures on all significant regulatory matters facing the Company.
•	Material violations of securities laws or breaches of fiduciary duty.

3.	Independent Auditors

a.	The Committee will be solely responsible for the appointment, subject to the shareholders’ approval, and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting.

b.	The Committee will:

•	Review, based on the recommendation of the independent auditors and internal audit, the scope and plan of the work to be done by the independent auditors for each year.
•	Confirm partners who will participate in the audit comply with the rotation and non-audit compensation requirements of the SEC.
•	Review and approve proposed and actual audit fees.

c.	Annually, the independent auditors will provide the Committee with a report for review describing:

•	The independent audit firm’s internal quality-control procedures;
•	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and
•	All material relationships between the independent auditors and the Company (to assess the auditors’ independence).

d.	The Committee will preapprove all significant non-audit services provided by the independent auditors and shall not engage them to perform any specific non-audit services prohibited by law or regulation.

e.	The Committee will review the performance of the independent auditors on an annual basis including the evaluation of the lead partner of the independent auditors’ team.

f.	The Committee will set clear hiring policies for employees or former employees of the independent auditors that meet the SEC and New York Stock Exchange regulations.

g.	The independent auditors will provide the Committee reports on a timely basis regarding all critical accounting policies and practices used, all material alternative treatments for policies and practices related to material items discussed with management, including a) the ramifications of the use of such alternative disclosures and treatments and b) the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management.

h.	The Committee will discuss the overall adequacy and effectiveness of internal controls, including the independent auditors’ report on management’s required assertion about those controls.

4.	Internal Audit

The Committee will:

a.	Review and approve the charter for internal audit.

b.	Concur in the appointment or removal of the director of internal audit.

c.	Review the performance of internal audit on an annual basis including audit scope, audit results, operational plans, staffing levels, adequacy of internal audit budget, and coordination of activities with the independent auditors.

d.	Review the overall adequacy and effectiveness of internal controls based on the results of the annual internal audit program.

e.	Review annual reports from internal audit regarding the planned reviews of the Company’s electronic data processing procedures and controls, including security programs.

f.	Review the internal audit of the Company’s compliance with Company policies related to ethics, conduct, and conflict of interest.

5.	Other Duties

a.	The Committee will maintain minutes of its meetings and keep the Board of Directors, the Chief Executive Officer and the Company Secretary informed of significant Committee activities. The Committee will report to the Board, with recommendations, any control deficiencies or other matters having actual or potential effect on the fair presentation of financial results.

b.	The Committee will perform a self-evaluation annually to determine whether it is functioning effectively.

c.	The Committee will approve procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and (3) the review of such confidential information.

d.	Annually, the Committee will review and reassess the adequacy of the Committee charter.

6.	Outside Advisors

The Committee may, if circumstances require, retain independent counsel or other professional advisors to assist it in carrying out its responsibilities. The Company will pay for all such resources required by the Committee.

(Approved by the Audit Committee on March 6, 2003.)

Coca-Cola Enterprises Inc.

Annual Meeting of Shareowners

Friday, April 25, 2003, 10:30 a.m. local time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your control number available when you access the web page.

\- OR -

TELEPHONE - Call toll-free **1-800-PROXIES (1-800-776-9434 for U.S. and Canada)** from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.

\- OR -

MAIL - Vote, date, sign and mail your proxy card in the envelope provided as soon as possible.

VOTE NOW!

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

Using either Internet or telephone voting will eliminate the need for you to return the proxy card and will help to reduce expenses. If you are not voting via Internet or by telephone, please vote, detach, and mail in the envelope provided as soon as possible.

Please detach and mail in the envelope provided IF you are not voting via Internet or the telephone.

20533003330110000000 6 042503

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors, FOR Proposals 2 and 3, AGAINST Proposals 4, 5 and 6, and as the proxies deem advisable on all other matters that may properly come before the meeting. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. Election of directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above and return in the enclosed envelope. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve the Company's Executive Management Incentive Plan (Effective January 1, 2003);	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2003 fiscal year;	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6.

	FOR	AGAINST	ABSTAIN
4. Shareower Proposal to request link of executive stock options to industry peer group index;	☐	☐	☐
5. Shareowner Proposal to request future stock options issued by the Company be expensed;	☐	☐	☐
6. Shareowner Proposal to request adoption of publicly stated goals for enhanced rate of beverage container recovery in the United States.	☐	☐	☐

Please check here if you plan to attend the meeting. ☐

If you would be interested in the electronic availability of future proxy materials, mark this box. ☐

Signature of Shareowner ______________________ Date: __________ Signature of Shareowner ______________________ Date: __________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Coca-Cola Enterprises Inc.

Annual Meeting of Shareowners
Friday, April 25, 2003

AGENDA

ELECTION OF FIVE DIRECTORS

•

•

RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

•

TRANSACTION OF OTHER BUSINESS, INCLUDING THREE SHAREOWNER PROPOSALS, AS MAY COME PROPERLY BEFORE THE MEETING

Please bring this portion of the proxy card for admission to the Annual Meeting.

If you choose to vote your shares over the Internet or Telephone, there is no need to mail back your proxy card.

The Internet and Telephone voting facilities will close at 9:00 a.m. ET, April 25, 2003.

Your vote is important - thank you for voting!

0

PROXY

Coca-Cola Enterprises Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COCA-COLA ENTERPRISES INC.

The undersigned hereby (a) appoints John R. Parker, Jr. and E. Liston Bishop III each as proxies with full power of substitution, to vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned or (b) directs Computershare, Inc., as recordkeeper for the Coca-Cola Enterprises Employee Stock Purchase Plan; or (c) directs Standard Life Assurance Company of Canada, trustee of the Employee Savings and Investment Fund; or (d) directs Putnam Fiduciary Trust Company, Trustee under the following Plans: (i) Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, and/or (ii) Lansing Matched Employees' Savings and Investment Plan, and/or (iii) Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees, and or (iv) Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England, and/or (v) Central States Coca-Cola Bottling Company Bargaining Savings Plan, and/or (vi) Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan (vii) Coca-Cola Enterprises Bargaining Employees' 401(k) Plan, and/or (viii) Great Lakes Canning 401(k) Plan for Union Employees, to vote in person or by proxy all shares of Common Stock of Coca-Cola Enterprises Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, on all matters which may come before the 2003 Annual Meeting of Shareowners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 25, 2003 at 10:30 a.m. local time, and any adjournments thereof, unless otherwise specified herein.

You are encouraged to specify your choices my marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations.

(Continued and to be signed on reverse side)

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